ENERGY FUELS INC.
CONTROLLED EQUITY OFFERINGSM

AMENDMENT NO. 1 TO
SALES AGREEMENT

December 29, 2017

Cantor Fitzgerald & Co.
499 Park Avenue
New York, NY 10022

Ladies and Gentlemen:

Reference is made to the Sales Agreement, dated December 23, 2016, including the Schedules thereto (the “Sales Agreement”), between Cantor Fitzgerald & Co. (“CF&Co”) and Energy Fuels Inc., a company continued under the Business Corporations Act (Ontario) (the “Company”), pursuant to which the Company agreed to sell through CF&Co, as sales agent, common shares, no par value, of the Company. All capitalized terms used in this Amendment No. 1 to Sales Agreement between CF&Co and the Company (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Sales Agreement. CF&Co and the Company agree as follows:

A. Amendments to Sales Agreement. The Sales Agreement is amended as follows:

1. The first paragraph of Section 1 of the Sales Agreement is hereby amended and restated as follows:

The Company agrees that, from time to time on or after December 29, 2017 and during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through the Agent, common shares (the “Placement Shares”) of the Company, no par value (the “Common Shares); provided, however, that in no event shall the Company issue or sell through the Agent such number or dollar amount of Placement Shares that would (a) exceed the number or dollar amount of Common Shares registered on the effective Registration Statement (defined below) pursuant to which the offering is being made, (b) exceed the number of authorized but unissued Common Shares (less Common Shares issuable upon exercise, conversion or exchange of any outstanding securities of the Company or otherwise reserved from the Company’s authorized capital stock), (c) exceed the number or dollar amount of Common Shares permitted to be sold under Form S-3 (including General Instruction I.B.6 thereof, if applicable) or (d) exceed the number or dollar amount of Common Shares for which the Company has filed a Prospectus Supplement (defined below) (the lesser of (a), (b), (c) and (d), the “Maximum Amount”). Such amount of Placement Shares available for offer and sale are in addition to any offers and sales of Placement Shares that have been made prior to the date hereof or may be made on or after to the date hereof under the Prospectus Supplement filed by the Company on December 23, 2016. Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitations set forth in this Section 1 on the amount of Placement Shares issued and sold under this Agreement shall be the sole responsibility of the Company and that Agent shall have no obligation in connection with such compliance. The issuance and sale of Placement Shares through the Agent will be effected pursuant to the Registration Statement (as defined below) filed by the Company and declared effective by the United States Securities and Exchange Commission (the “Commission”) on May 5, 2016 (the “Effective Date”), although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement to issue Common Shares.

2. Schedule 1 is amended by adding “as amended on December 29, 2017” immediately after “December 23, 2016”.

B. Prospectus Supplement. The Company shall file a Prospectus Supplement pursuant to Rule 424(b) of the Securities Act reflecting this Amendment within two Business Days of the date hereof.

C. No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Sales Agreement shall continue in full force and effect.

D. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

E. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.

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If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

ENERGY FUELS INC.

By: /s/ Stephen P. Antony
Name: Stephen P. Antony
Title: Chief Executive Officer

ACCEPTED as of the date first above written:

CANTOR FITZGERALD & CO.

By: /s/ Jeffrey Lumby
Name: Jeffrey Lumby
Title: Senior Managing Director